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                                                                    EXHIBIT 12.1

                            THE BON-TON STORES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                             Fiscal years ended
                                                -----------------------------------------------------------------------------

                                                                          Historical                               Pro Forma
                                              ------------------------------------------------------------------  -----------
                                                February 2,   February 1,  January 31,  January 29,  January 28,  January 28,
                                                   2002          2003         2004         2005         2006         2006
                                                ------------  -----------  -----------  -----------  -----------  -----------
                                                                           (dollars in thousands)
Income before income taxes                      $    10,042   $    15,369  $    32,961  $    32,042  $    38,143  $    35,129
Interest expense                                     10,265         9,436        9,049       13,437       12,052      106,710
Estimate of interest within rental expense (1)        4,700         4,196        5,996        9,843       10,550       20,664
                                                -----------   -----------  -----------  -----------  -----------  -----------
Income before income taxes and fixed charges    $    25,007   $    29,001  $    48,006  $    55,322  $    60,745  $   162,503
                                                ===========   ===========  ===========  ===========  ===========  ===========

Interest expense                                $    10,265   $     9,436  $     9,049  $    13,437  $    12,052  $   106,710
Estimate of interest within rental expense (1)        4,700         4,196        5,996        9,843       10,550       20,664
                                                -----------   -----------  -----------  -----------  -----------  -----------
Fixed charges                                   $    14,965   $    13,632  $    15,045  $    23,280  $    22,602  $   127,374
                                                ===========   ===========  ===========  ===========  ===========  ===========

Ratio of net income to fixed charges                   1.67         2.13          3.19         2.38         2.69         1.28
                                                ===========   ===========  ===========  ===========  ===========  ===========
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(1) Calculated at 22% for the historical fiscal years and 23% for the pro forma fiscal year ended January 28, 2006.